UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2025

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	GLP	New York Stock Exchange

9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on April 9, 2025, effective January 1, 2026 Sean T. Geary resigned as the Chief Legal Officer of Global GP LLC (the “General Partner”), the general partner of Global Partners LP, and Kristin K. Seabrook, who joined the General Partner as Senior Vice President of Legal Transformation on April 14, 2025, succeeded Mr. Geary as Chief Legal Officer. Mr. Geary is continuing to be employed as a Senior Legal Advisor.

Employment Agreement with Sean T. Geary

In connection with the foregoing, on December 31, 2025, the General Partner entered into a new employment agreement with Sean T. Geary (the “Geary Agreement”) which supersedes and replaces the prior employment agreement by and between the General Partner and Mr. Geary. The Geary Agreement provides for an initial term that commences on January 1, 2026 and ends on December 31, 2026, and which automatically renews for successive twelve (12) month periods thereafter (the “Geary Term”), unless either party provides the other party with at least 90 days’ prior written notice of non-renewal.

The Geary Agreement provides that Mr. Geary will serve as Senior Legal Advisor and will receive an annualized base salary of $325,000. In addition, Mr. Geary (i) may receive a discretionary, cash bonus for each calendar year during the Geary Term, (ii) shall participate in the annual short-term incentive compensation plan for service in 2025, (iii) shall participate in long-term incentive plans, if any, made available to officers or other employees, and (iv) is entitled to participate in the General Partner’s benefit plans and programs.

Upon termination for any reason, Mr. Geary (or Mr. Geary’s estate) will be paid (i) all amounts of base salary due and owing up through the date of termination, (ii) any earned but unpaid bonus, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts, including vacation pay, that may be due to Mr. Geary as of the date of termination (collectively, the “Geary Accrued Obligations”).

Upon termination due to death or disability, Mr. Geary (or Mr. Geary’s estate) will be paid (i) the Geary Accrued Obligations, plus (ii) a lump sum payment equal to 100% of base salary, plus (iii) a discretionary, pro-rated bonus for the year in which the date of termination occurs, plus (iv) payment of group health, dental, life, disability, vision, and similar insurance premiums for 18 months.

If Mr. Geary’s employment is terminated without “Cause” or by Mr. Geary for reasons constituting “Constructive Termination” (each quoted term as defined in the Geary Agreement), Mr. Geary will be paid (i) the Geary Accrued Obligations, plus (ii) a lump sum payment equal to 100% of base salary, plus (iii) a discretionary, pro-rated bonus for the year in which the date of termination occurs, plus (iv) payment of group health, dental, life, disability, vision, and similar insurance premiums for 18 months.

If the General Partner elects not to renew the Geary Agreement, Mr. Geary will be paid (i) the Geary Accrued Obligations, plus (ii) a lump sum payment equal to 50% of base salary, plus (iii) a bonus for the year in which the date of termination occurs.

The Geary Agreement includes a confidentiality provision, which generally will continue for two years, and non-competition and non-solicitation provisions, which will continue for one year. In consideration of the non-competition provision and provided that Mr. Geary does not breach such non-competition provision, so long as Mr. Geary’s employment is not terminated due to death or by the General Partner without Cause, Mr. Geary will receive a payment equal to 50% of his highest annualized base salary paid within the two years preceding the date of termination .

The foregoing descriptions of the Geary Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and between Global GP LLC and Sean T. Geary

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its General Partner

Dated: January 6, 2026		By:	/s/ Kristin K. Seabrook
Kristin K. Seabrook
Chief Legal Officer and Secretary

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